SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 25, 2006

Intersil Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road, Milpitas, CA	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) In a press release issued on January 25, 2006, Intersil Corporation (“Intersil”) announced the appointment of Louis DiNardo to the position of president and Chief Operating Officer (“COO”), effective January 25, 2006. A copy of the press release containing the announcement is filed herewith as Exhibit 99.1.

On January 25, 2006, Intersil and Mr. DiNardo, entered into an Employment Agreement (the “Agreement”) superseding an initial employment agreement between Intersil and Mr. DiNardo entered into on March 15, 2004. Under the terms of the Agreement, Mr. DiNardo will serve as President and COO of Intersil for an initial term of two years with the term being automatically extended for successive one-year periods beginning January 25, 2008 unless either party gives the other party three (3) months prior written notice of non-renewal. Mr. DiNardo may terminate his employment at any time upon 45 days written notice to the Board and Intersil may terminate his employment at any time upon written notice.

Mr. DiNardo’s annual base salary will be $375,000 per year and he will be eligible for an annual performance-based target bonus of up to $375,000. Mr. DiNardo will also be granted options to purchase 150,000 shares of the Intersil Class A Common Stock over the next 12 months, at an exercise price equal to the closing price on the applicable grant date and vesting over a four-year period. Mr. DiNardo will also be granted 60,000 performance-based deferred stock units (“DSUs”) on January 25, 2006 that will become fully vested on January 1, 2009. This award may be adjusted upward or downward at the conclusion of a three-year performance period based upon Intersil’s revenue growth and growth in operating income relative to its peer group as determined by the Compensation Committee of Intersil’s Board of Directors, with a maximum possible award of 120,000 DSUs and a minimum possible award of no DSUs.

In the event that his employment is involuntarily terminated or terminated without cause or terminated through death or disability during the employment term Mr. DiNardo will receive one year of base salary, payment of a pro-rated portion of his full annual target bonus for the calendar year and be entitled to accelerated vesting of a portion of his unvested DSUs and stock options.

Severance benefits are conditioned on Mr. DiNardo agreeing to confidentiality, non-solicitation and non-competition obligations.

(2) On January 25, 2006, Intersil and Mr. DiNardo agreed to amend the Executive Change in Control Severance Benefits Agreement originally entered into by Intersil and Mr. DiNardo on March 15, 2004 (the “Amendment”).

The Amendment provides that in the event that Mr. DiNardo’s employment terminates due to an involuntary termination or a voluntary termination for good reason within twelve (12) months following the effective date of a change in control (a “Covered Termination”), Intersil will continue to pay his annual base salary and full target annual bonus for two years. If the benefits payable to Mr. DiNardo under the Executive Change in Control Severance Benefits Agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits payable to Mr. DiNardo may be reduced if such a reduction results in Mr. DiNardo receiving a greater net after-tax amount than if such benefits were not reduced. In the event of a Covered Termination, all stock options, deferred stock units, and restricted stock granted to Mr. DiNardo by Intersil during his employment with Intersil will immediately become fully vested and any such award subject to performance criteria will fully vest in the amount that award would have vested at the performance level achieved through the date of the Covered Termination.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Signature Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date: January 25, 2006	By:	/s/ Thomas C. Tokos
	Name:	Thomas C. Tokos
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
EX-99.1	Press Release dated and issued January 25, 2006 announcing the appointment of Mr. Louis DiNardo to the position of president and Chief Operating Officer.